Exhibit 99.2

AMC Networks Inc. Commences Cash Tender Offer for Any and All of its 7.75% Senior Notes due 2021

New York, NY – March 23, 2016—AMC Networks Inc. (“AMC Networks” or the “Company”) (Nasdaq:AMCX) today announced that it has commenced a tender offer to purchase for cash (the “Tender Offer”) any and all of its outstanding 7.75% Senior Notes due 2021 (the “Notes”). The Tender Offer is being made pursuant to an Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery, each dated March 23, 2016.

The Tender Offer will expire at 5:00 p.m., New York City time, on March 29, 2016, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of Notes who validly tender (and do not validly withdraw) their Notes at or prior to the Expiration Time, or who deliver to the information agent and depositary a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase prior to the Expiration Time, will receive in cash $1,058.57 per $1,000 principal amount of Notes validly tendered and accepted for purchase (the “Purchase Price”) payable for such tendered Notes that are accepted by the Company for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be March 30, 2016.

The following table shows the Notes included in the Tender Offer, the principal amount outstanding and the Purchase Price for the Notes:

Title of Security	CUSIP Number/ISIN	Principal Amount Outstanding	Purchase Price

7.75% Senior Notes due 2021	00164VAB9/US00164VAB99	$700,000,000	$1,058.57

Tendered Notes may be withdrawn at any time prior to the Expiration Time. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by the Company of proceeds from a proposed debt financing on terms reasonably satisfactory to the Company generating net proceeds in an amount that is sufficient to effect the repurchase of the Notes validly tendered and accepted for purchase pursuant to the Tender Offer. The Company may amend, extend or terminate the Tender Offer, in its sole discretion and subject to applicable law.

AMC Networks has engaged BofA Merrill Lynch and Morgan Stanley & Co. LLC to serve as dealer managers for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 388-3646 (collect) or Morgan Stanley & Co. LLC at (800) 624-1808 (toll-free) or (212) 761-1057 (collect).

The Company has appointed Global Bondholder Services Corporation to serve as the information agent and depositary for the Tender Offer. Questions regarding the Tender Offer should be directed to Global Bondholder Services Corporation at (212) 430-3774 (banks and brokers) or (866) 924-2200 (toll free). Documents for the Tender Offer, including the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, are available at http://www.gbsc-usa.com/AMC and may also be obtained by contacting Global Bondholder Services Corporation by telephone or by email at contact@gbsc-usa.com.

The Tender Offer is being made solely pursuant to, and will be governed by, the Offer to Purchase. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Dedicated to producing quality programming and content for more than 30 years, AMC Networks Inc. owns and operates several of the most popular and award-winning brands in cable television. AMC, IFC, SundanceTV, WE tv, and IFC Films produce and deliver distinctive, compelling and culturally relevant content that engages audiences across multiple platforms. The company also operates BBC America through a joint venture with BBC Worldwide. In addition, the company operates AMC Networks International, its global division.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industries in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The company disclaims any obligation to update any forward-looking statements contained herein.

Contacts:

Seth Zaslow

Investor Relations

646-273-3766

seth.zaslow@amcnetworks.com

Georgia Juvelis

Corporate Communications

917-542-6390

georgia.juvelis@amcnetworks.com